Exhibit (a)(5)(B)

Novartis enters into agreement to acquire The Medicines Company Investor Presentation November 25, 2019 Novartis AG Investor Relations

Disclaimer This presentation contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, that can generally be identified by words such as “to be commenced”, “to purchase”, “to acquire,” “to transform,” “potential,” “expected,” “offers,” “future,” “ongoing,” “would,” “potentially,” “believe,” “can,” “hopefully,” “excited,” “ambition,” “priorities,” “confidence,” “to strengthen,” “opportunity,” “pending,” “will,” “expects,” “subject to,” “planned,” “soon-to-launch,” “transformational” or similar expressions, or by express or implied discussions regarding the potential outcome of the tender offer for the shares of The Medicines Company to be commenced by Novartis, and the potential impact on Novartis of the proposed acquisition, including express or implied discussions regarding potential future sales or earnings of Novartis, and any potential strategic benefits, synergies or opportunities expected as a result of the proposed acquisition; and regarding potential marketing or regulatory approvals for inclisiran, or regarding potential future revenues from such product. You should not place undue reliance on these statements. Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the proposed tender offer or the acquisition described in this presentation will be completed, or that it will be completed as currently proposed, or at any particular time. Neither can there be any guarantee that Novartis or The Medicines Company’s product, inclisiran, will achieve any particular future financial results, or that Novartis will be able to realize any of potential strategic benefits, synergies or opportunities as a result of the proposed acquisition. Nor can there be any guarantee that inclisiran will be submitted or approved for sale in any market, or at any particular time. Neither can there be any guarantee that such product will be successfully commercialized even if regulatory approvals are obtained. In particular, our expectations could be affected by, among other things: regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the potential acquisition described in this release, as well as potential regulatory actions or delays with respect to the development of inclisiran; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of The Medicines Company into the Novartis Group subsequent to the closing of the transaction and the timing of such integration; potential adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel of The Medicines Company; dependence on third parties to fulfill manufacturing and supply obligations; the uncertainties inherent in the research and development of new healthcare products, including clinical trial results and additional analysis of existing clinical data; our ability to obtain or maintain proprietary intellectual property protection; safety, quality, data integrity or manufacturing issues; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures, and requirements for increased pricing transparency; the particular prescribing preferences of physicians and patients; uncertainties regarding actual or potential legal proceedings, including, among others, potential legal proceedings with respect to the proposed acquisition; and other risks and factors referred to in Novartis’ current Form 20-F on file with the SEC. Novartis is providing the information in this presentation as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Additional Information This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of common stock, par value USD $0.001, of The Medicines Company (the “Company”) described in this presentation has not commenced. At the time the tender offer is commenced, Novartis and Purchaser will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer. The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Those materials and all other documents filed by, or caused to be filed by, Novartis and Purchaser and the Company with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The Schedule TO Tender Offer Statement and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis website at https://www.novartis.com/investors/financial-data/sec-filings. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents also may be obtained for free from the Company under the “Investors & Media” section of the Company’s website at https://www.themedicinescompany.com/investor/financial/. Novartis Investor Presentation November 25, 2019 2

Novartis proposed acquisition of The Medicines Company would add potentially transformational cholesterol lowering therapy Fits with Novartis global cardiovascular footprint, strong potential synergies around the world and leverages Novartis expertise Significant upside potential in population health agreements Unique opportunity to address #1 cause of mortality globally with a de-risked, highly efficacious, safe, twice-yearly, subcutaneous, physician administered injection with value based pricing Soon-to-launch, potentially first-in-class, well differentiated asset, with potential to become one of the largest products by sales in Novartis portfolio Expected to support medium and long-term growth with significant sales and core operating income contribution in the medium and long-term 3 Novartis Investor Presentation November 25, 2019

Agenda Strategic rationale Inclisiran: A potential first-in-class lipid-lowering agent with mega-blockbuster potential Closing 4 Novartis Investor Presentation November 25, 2019

1920 - 1996 1996 - 2009 2009 - 2017 2018 - 2019 Medicinal chemistry and industrials Portfolio transformation Diversified healthcare group Focused medicines company powered by data & digital Deal in line with strategy to continue to transform Novartis into a focused medicines company 2018 – 2019 YTD Acquired AAA Divested Consumer Healthcare Acquired AveXis Acquired Endocyte Spun off Alcon Agreement to acquire The Medicines Company Acquired Xiidra USD 8.7bn USD 3.9bn USD 2.1bn USD 3.4bn2 USD 9.7bn USD 28bn1 USD 13bn 1. Alcon market capitalization on close of 1st day of trading 2. USD 3.4bn upfront + milestone payments of up to USD 1.9 billion 5 Novartis Investor Presentation November 25, 2019

Deal fits with capital allocation priorities and target M&A profile Strengthens key Therapeutic Area First- or best-in-class profile Attractive mid-long term growth profile Attractive financial return profile Capital allocation priorities M&A profile Investments in organic business Growing annual dividend in CHF Value-creating bolt-ons Share buybacks 6 Novartis Investor Presentation November 25, 2019

Novartis expected to continue driving IM core margin expansion during the launch of inclisiran Innovative Medicines Division Core margin (%) Sales momentum of key growth drivers and operational excellence on upcoming launches Productivity programs in Novartis Technical Operations and Novartis Business Services Resource allocation in commercial units Generic erosion Launch investments for potential future blockbusters, including inclisiran Key assumption: All guidance includes forecast assumption that no Gilenya® generics enter in 2020 in the US 9M 2019 32 31 2018 2017 Mid 30s near term medium term 34 Mid to high 30s 7 Novartis Investor Presentation November 25, 2019

Agenda Strategic rationale Inclisiran: A potential first-in-class lipid-lowering agent with mega-blockbuster potential Closing 8 Novartis Investor Presentation November 25, 2019

Significant unmet needs in ASCVD treatment despite availability of PCSK9 mAbs

Significant unmet needs in ASCVD

40%	Adults WW have high LDL-C; ASCVD leading cause of death WW
50m+	Patients across key markets with ASCVD or FH on current SOC not at goal
7%	Treated patients statin intolerant[1]
60%+	Patients treated with statins +/- ezetimibe do not meet goal[2]

Shortcomings of current PCSK9 mAbs treatments

Expensive	Prices at launch above cost-effective benchmarks[3]
Reimbursement hurdles	Leading to 80% of PCSK9i claims being initially rejected[4]
Affordability hurdles	Leading to 50% abandonment rate for PCSK9i after 90 days[5]
Inconvenient	Up to 26 injections per year[6], and cold chain requirement

Persistent and underserved market in ASCVD → Inclisiran could help tackle current issues with existing treatments

Source: DRG (2019), Novartis Commercial team. 1. A Comparison of 2 Claims-Based Algorithms by Bellows et al. JMCP September 2017 Vol. 23, No. 9. 2. Boekholdt et al. Very Low LDL-C levels and CVD Risk JACC VOL 64.No 5 2014:485-94. 3. FonarowGC, KeechAC, Pedersen TR, et al. Cost-effectiveness of Evolocumab Therapy for Reducing Cardiovascular Events in Patients With Atherosclerotic Cardiovascular Disease (2017). 4. NavarAM, Taylor BT, FlevitzE, et al. Early challenges for PCSK9 inhibitor prescriptions and patients: rejections and rates unfilled. Abstract 415-08. 5. Hines DM et al. Poster presented at ACC 2017. 6. PCSK9 prescribing informations

9 | Novartis Investor Presentation | November 25, 2019

NOVARTIS | Reimagining Medicine

Secondary prevention guidelines have introduced LDL-C targets and support CV benefits of PCSK9 inhibitors EU Guidelines ESC 2019, updated ESC/EAS guidelines reduced target to 55 mg/dL in ASCVD patients US Guidelines In high-risk ASCVD, LDL-C > 70 mg/dL warrants additional therapy Primary prevention patients with LDL-C >100 mg/dL may be considered for non-statin therapies KOLs expect AHA to follow ESC guidance in next update in 2022 10 Novartis Investor Presentation November 25, 2019

Potential new first-in-class siRNA asset, well differentiated from current lipid lowering medicines

Mechanism of Action (MoA)

Inclisiran degrades PCSK9 mRNA inside the cell, thereby preventing the production of PCSK9 in the first place

With lower levels of PCSK9 circulating and within tissues, there is higher expression of LDL receptors in the liver and consequently **lower LDL-C levels in the blood**

	LDLR	PCSK9	LDL-C	
Statin	↑	↑ (red)	↓	Statins up-regulate the LDL receptor but raise PCSK9, particularly in higher doses
PCSK9 Synthesis Inhibition	↑	↓	↓↓	PCSK9i up-regulate the LDL receptor and down-regulate PCSK9, which in combination lowers LDL more effectively

Key differentiating factors

MoA	Inhibits synthesis of PCSK9 by RNA interference
Efficacy	Potent, durable, consistent LDL-C reduction >50%
Safety	Profile similar to placebo (no liver, muscle, renal nor platelet signals) in entire clinical program
Convenience	Durable efficacy with only 2 subcutaneous injections per year, less patient abandonment
Adherence	Payers confidence reinforced by physician administration dosing regimen
Pricing & access	Value-based pricing & flexible access strategy
Outcome	Potential for better treatment outcome
Supply chain	Room temperature storage, competitive COGS
Patent expiry	Compound patent: US 2035, EU 2036 including anticipated extensions

11 | Novartis Investor Presentation | November 25, 2019

NOVARTIS | Reimagining Medicine

2016 2017 2018 2019 2020 2021 2022 2023 2024 ... additional submissions CVOT readout Clinical development program overview Extension for ORION-9, 10, 11 with 48 months follow-up (ORION-8) Non-Clinical pharmacology, PK, toxicology Phase III LDL-C lowering (ORION-9, 10, 11) Phase III extension (ORION-8) Phase III CV Outcomes (ORION-4) CMC development, incl. scale up, device, supply Japan Bridging China Bridging Phase II Phase II extension Interim analysis May, 2019 US / EU submissions ... 12 Novartis Investor Presentation November 25, 2019

Strong consistent efficacy across ORION-9, 10 and 11, demonstrating rapid, potent and durable LDL-C lowering Over 3600 ASCVD / FH patients, 18 months treatment, inclisiran on top of max. tolerated statins, ezetimibe allowed Reductions of LDL-C (day 510) as high as 58%, >50% in all populations Reductions observed at days 90 and were broadly stable long term (day 540) over dosing period (6 months) Met all key secondary endpoints: LDL-C change over time, changes in PSCK9 and other lipids Primary endpoints (% LDL-C reduction) ORION-9 (n=482 HeFH) ORION-10 (n=1,561 ASCVD) ORION-11 (n=1,617 ASCVD) Placebo Inclisiran  Placebo Inclisiran  Placebo Inclisiran  ITT population 240 242 780 781 807 810 At day 510 +8% -41% -50% +1% -56% -58% +4% -49% -54% Days 90-540 average +6% -39% -45% +3% -53% -56% +3% -48% -50% 13 Source: The Medicines Company presentation, September 2, 2019; October 18, 2019 Novartis Investor Presentation November 25, 2019

ORION-10 and 11 pooled analysis getting high risk patients to or below recommended goals Treatment group N (ITT) 3,178 Mean observed percent change in LDL-C at day 510 Placebo 1,587 +3% Inclisiran 1,591 -53% Difference (primary endpoint) -56% P-value <0.00001 Results for patients randomized to inclisiran <70 mg/dL LDL-C threshold: >90% >50% LDL-C lowering: 87% 14 Source: The Medicines Company presentation, September 2, 2019; October 18, 2019 Novartis Investor Presentation November 25, 2019

Safety comparable to placebo (ORION-9, 10, 11) ORION-9 (n=481) ORION-10 (n=1,559) ORION-11 (n=1,615) Safety Population Placebo 240 Inclisiran 241 Placebo 778 Inclisiran 781 Placebo 804 Inclisiran 811 n % n % n % n % n % n % Patients with at least one serious TEAE 33 13.8% 18 7.5% 205 26.4% 175 22.4% 181 22.5% 181 22.3% All Cause Death 1 0.4% 1 0.4% 11 1.4% 12 1.5% 15 1.9% 14 1.7% Cardiovascular Death 0 0.0% 1 0.4% 5 0.6% 7 0.9% 10 1.2% 9 1.1% Cancer Death 0 0.0% 0 0.0% 3 0.4% 1 0.1% 3 0.4% 3 0.4% New, Worsening or Recurrent Malignancy 3 1.30% 2 0.8% 26 3.3% 26 3.3% 20 2.5% 16 2.0% Pre-specified Exploratory CV Endpoint (MedDra Basket) 10 4.2% 10 4.2% 79 10.2% 58 7.4% 83 10.3% 63 7.8% Cardiovasular Death 0 0.0% 1 0.4% 5 0.6% 7 0.9% 10 1.2% 9 1.1% Fatal or Non-fatal MI and Stroke 1 0.4% 3 1.2% 26 3.3% 32 4.1% 30 3.7% 12 1.5% 15 Source: The Medicines Company company presentation, September 2, 2019; October 18, 2019 The Medicines Company Management presentation Novartis Investor Presentation November 25, 2019

No liver, kidney, muscle or platelet safety signals (ORION-9, 10, 11) ORION-9 (n=481) ORION-10 (n=1,559) ORION-11 (n=1,615) Safety Population Placebo 240 Inclisiran 241 Placebo 778 Inclisiran 781 Placebo 804 Inclisiran 811 n % n % n % n % n % n % Hepatic ALT >3x ULN 1 0.42% 3 1.24% 2 0.26% 2 0.26% 4 0.50% 4 0.49% AST >3x ULN 1 0.42% 2 0.83% 5 0.64% 4 0.51% 4 0.50% 2 0.25% ALP >2x ULN 0 0.00% 2 0.83% 3 0.39% 5 0.64% 2 0.25% 1 0.12% Bilirubin >2x ULN 3 1.25% 4 1.66% 3 0.39% 4 0.51% 8 1.00% 6 0.74% Renal Creatinine >2 mg/dL 1 0.42% 1 0.41% 30 3.86% 30 3.84% 11 1.37% 5 0.62% Muscle CK >5x ULN 6 2.50% 6 2.49% 10 1.29% 11 1.41% 12 1.49% 11 1.35% Hematology Platelet count <75x109/L 1 0.42% 0 0.00% 0 0.00% 1 0.13% 1 0.12% 0 0.00% 16 Novartis Investor Presentation November 25, 2019

ORION-4 outcome study designed to confirm MACE and CV mortality benefit over 5 years

Protocol overview

Eligibility	Age > 55 years, with ASCVD Prior MI, ischemic stroke, or peripheral artery disease High-risk patients with LDL-C values above 100 mg/dL
Sample size	15,000 patients (randomized 1:1 inclisiran: placebo)
Primary endpoint	Composite MACE: powered for >25% reduction ▪ CHD death ▪ MI ▪ Fatal or non-fatal ischemic stroke ▪ Urgent coronary revascularization procedure
Secondary endpoint	▪ A composite of CHD death or MI ▪ CV death

CTTC model



Proportional reduction in major vascular events (95% CI)
50%
40%
30%
20%
10%
0%
-10%
0.5
1.0
1.5
2.0
Reduction in LDL cholesterol (mmol/L)
≥ 4 years of treatment
3 years of treatment
2 years of treatment
1 year of treatment
4S
HPS
WOSCOPS
CARE
LIPID
IMPROVE-IT
SPIRE-2 (HR: 0.79, 95%CI: 0.65-0.97)
FOURIER (HR: 0.79, 95%CI: 0.74-0.84)

ESC European Society of Cardiology

Source: Cholesterol Treatment Trialists (CTT) Collaboration
European Heart Journal (2018) 39, 2540–2545 - doi:10.1093/eurheartj/ehx450

17 | Novartis Investor Presentation | November 25, 2019

NOVARTIS | Reimagining Medicine

Upside potential for larger cardiovascular MACE risk reduction possible Phase 1-2 data model ORION-10, 11 ORION-4 Baseline LDL-C (mg/dL) 112 105 >100 est. LDL-C lowering effects Predicted Observed 15,000 patients 5 year follow-up 1º endpoint: day 510 % LDL-C reduction 54% 56% Time-averaged % LDL-C reduction 51% 54% LDL-C reduction (mg/dL) 57-60 53-57 Computed 5-year MACE RRR1,2 0.67-0.69 0.68-0.69 ~0.70 est. 1. MACE relative risk reduction estimate assumes 50% of effect year-1; 100% of effect thereafter. 2. Based on Cholesterol Treatment Trialists’ (CTT) Collaboration (Baigent et al, 2005) Using phase 2 and 3 data to predict CV outcomes 18 Novartis Investor Presentation November 25, 2019

Anticipated regulatory submissions based on robust and comprehensive development program Study (countries) Population Control group Total subjects Treatment period Status Pivotal Phase 3 studies (LDL-C) ORION-11 (EU, SA) ASCVD & Risk Equivalents Placebo 1,617 18 months Complete ORlON-10 (US) ASCVD Placebo 1,561 18 months Complete ORlON-9 (US, EU, SA, Ca) HeFH Placebo 482 18 months Complete ORlON-5 HoFH Placebo 54 6+18 months Follow-up Phase 3b studies (CVOT and LDL-C extension) ORlON-4 (US, UK) ASCVD Placebo ~15,000 ~60 months 2024 ORlON-8 Extension for ORION-9/10/11 None ~3,400 ~48 months Follow-up Phase 2 studies ORION-1 (US, EU, Ca) ASCVD Placebo 501 12 months Complete ORlON-3 (US, EU, Ca) Extension for ORION-1 None 371 36 months Follow-up ORlON-2 (US, EU, SA) HoFH pilot None 4 6 months Complete Phase I studies ORlON-6 (US) Hepatic None 28 6 months Complete ORlON-7 (NZ) Renal None 31 6 months Complete ORlON-12 (US) T-QT Moxifloxacin, placebo 48 6 months Complete ALN-PCSSC-001 (EU) SAD/MD Placebo 69 6 months Complete Note: SA = South Africa; Ca = Canada; NZ = New Zealand. 19 Novartis Investor Presentation November 25, 2019

Initial focus on US, Europe, Japan and China The Medicines Company expects submission Q4 2019 The Medicines Company expects submission Q1 2020 Single-study bridging program and alignment on path to approval Traditional local development program aligned with China Drug Administration Regulatory discussions under way with clear pathway to approval Aligned regulatory pathway to submission and approval in US and Europe Proactive communication and detailed HA feedback received 20 Novartis Investor Presentation November 25, 2019

Inclisiran expected use in a subset of the potentially large population of treatable patients Source: DRG Dyslipidemia Report, Peer reviewed literature, and internal projections until 2033 US (million) EU5 (million) JPN (million) CN (million) Prevalence Secondary prevention ASCVD Patients who have experienced an event (i.e. heart attack, stroke) and/or high-risk (e.g. diabetic, CKD), including FH and SI Dyslipidaemia Report 2018 and published literature 36 28 13 30 PCSK9 eligible Not at goal despite lipid lowering treatment LDL-C >70 mg/dL Meta-analysis of all statin trials 18 14 6 15 Target patients Highest risk US: LDL-C >90mg/dL CHD, >100mg/dL CHD Re Ex-US: LDL-C >100mg/dL CHD, CHD Re 13 9 4 10 2033 projections 21 Novartis Investor Presentation November 25, 2019

Flexible US market access strategy through Medical Benefit (Buy & Bill) and Pharmacy Benefit Attractive for physicians Better LDL-C control Lower administrative burden Lower cost to practice Lower prior-authorization burden 22 Attractive for patients More convenient Seamless integration in routine healthcare visit Better compliance Novartis Investor Presentation November 25, 2019

Significant potential cost synergies given overlap with current global Entresto® field force in US...

Tiers 1-4 Entresto® HCP prescribers cover > 80% of statin/PCSK9 prescribers

Prescriber Tier (quintile)	% Common HCP Entresto®
T1	82.7%
T2	83.0%
T3	84.9%
T4	77.0%
Total	**80.8%**

Potential synergies with Entresto®

- Significant physician overlap with over 80% of Tier 1-Tier 3 HCP, despite different indications
- Incremental few hundred reps required to support launch of inclisiran
- High potential primary care prescribers covered

Leverages Novartis operational expertise

- Including primary care, medical education, market access

Leverages Novartis pipeline

- Entresto LCM
- TQJ230 a promising mRNA antisense oligonucleotide targeting same physicians audience

23 | Novartis Investor Presentation | November 25, 2019

NOVARTIS | Reimagining Medicine

... as well as in ex-US market Established dyslipidemia areas Support long-term competitive access strategy with mortality benefit (post-CVOT) Access large and growing China market (18m statin-treated1) with affordable annual net price High level of synergy with existing Entresto® field force 1. IQVIA database Ability to leverage existing Entresto® field force Ex-US access strategy Synergy Approximately 90% of inclisiran field force requirements can be met using existing Entresto® field force Leverages Novartis expertise Key Entresto® countries 24 Novartis Investor Presentation November 25, 2019

Significant upside potential in future Base case Population health US 25% MACE CVOT US 80-100 mg/dL Upside 1 2 3 Catalysts Competitive pricing Buy & Bill / mixed benefit coverage in the US Ex-US, Novartis commercializing vs. analysts models which assume out-licensing ORION-4 Outcome to show MACE >20% Catalysts Discussions with health system providers to target high-risk patients Additional potential in other HTA markets Catalysts Outcome MACE >25% in ORION-4 outcomes Catalysts US guidelines for LDL-C target to follow 2019 EU (ESC) change from 70 to 55 mg/dL 25 Novartis Investor Presentation November 25, 2019

External worldwide forecasts indicate strong global potential Broker 2 Broker 3 Broker 4 Average Broker 1 Global asset, few brokers have worldwide sales estimates Slower initial ramp-up: (i) flexible access model (“Buy & Bill”) adoption (ii) ORION-4 outcome 2024 Compound patent: US 2035, EU 2036 incl. anticipated extensions (Brokers estimate to 2030) 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 10,000 11,000 2019E 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E WW inclisiran unprobabilized revenues (USDm) 26 Novartis Investor Presentation November 25, 2019

Agenda Strategic rationale Inclisiran: A potential first-in-class lipid-lowering agent with mega-blockbuster potential Closing 27 Novartis Investor Presentation November 25, 2019

Transaction highlights (expected closing Q1 20201) 1. Subject to satisfaction or waiver of customary closing conditions. Until closing, Novartis and The Medicines Company will continue to operate as separate and independent companies 2. 113.7m fully diluted shares outstanding (79.5m common shares outstanding, 27.2m diluted shares from convertible notes and make-whole provisions, 7.0m diluted shares from options and RSUs). Fully diluted equity value on November 22 was USD 7.7bn based on 113.0m fully diluted shares outstanding Expected financial benefits Contributes to Group sales from 2021, could become a pillar for further growth of our CRM franchise (potentially one of the largest products by sales in portfolio); compound patent US 2035, EU 2036 incl. anticipated extensions Modestly dilutes core EPS during next few years due to inclisiran launch investments Be significantly accretive to Group core operating income and core EPS medium term driven by sales growth and operational synergies leveraging the CRM worldwide footprint IRR well in excess of cost of capital with significant value creation Other Transaction unanimously approved by the Boards of Directors of both companies Planned to be funded through available cash and short- and long-term borrowings Closing share price of USD 68.55 on November 22, 2019 represented a fully diluted equity value of approximately USD 7.7bn (including the impact of stock options and convertible debt)2 Shareholders to receive USD 85.00 per share in cash, representing a premium of approximately 41% over the 30-day volume weighted average price of USD 60.33 Our offer values the company at approximately USD 9.7bn on a fully diluted equity basis2 Consideration The Medicines Company 28 Novartis Investor Presentation November 25, 2019

Novartis proposed acquisition of The Medicines Company would add potentially transformational cholesterol lowering therapy Fits with Novartis global cardiovascular footprint, strong potential synergies around the world and leverages Novartis expertise Significant upside potential in population health agreements Unique opportunity to address #1 cause of mortality globally with a de-risked, highly efficacious, safe, twice-yearly, subcutaneous, physician administered injection with value based pricing Soon-to-launch, potentially first-in-class, well differentiated asset, with potential to become one of the largest products by sales in Novartis portfolio Expected to support medium and long-term growth with significant sales and core operating income contribution in the medium and long-term 29 Novartis Investor Presentation November 25, 2019

Q&A session Vas Narasimhan Chief Executive Officer Harry Kirsch Chief Financial Officer Marie-France Tschudin President, Novartis Pharmaceuticals John Tsai Head of Global Drug Development and CMO 30 Novartis Investor Presentation November 25, 2019

Key definitions This presentation contains several important words or phrases that we define as below: ASCVD – Atherosclerotic cardiovascular disease CHD – Coronary heart disease CHD Re – Coronary heart disease risk equivalent CV – Cardiovascular CVD – Cardiovascular disease CVOT – Cardiovascular outcomes trial FH – Familial hypercholesterolemia HTA – Health Technology Assessments LDL-C – Low-density lipoprotein cholesterol LLT – Lipid Lowering Therapy MACE – Major adverse cardiovascular events MI – Myocardial infarction MoA – Mechanism of action SI – Silent ischemia WW - Worldwide 31 Novartis Investor Presentation November 25, 2019